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                                  May 26, 2000



Apex, Inc.
9911 Willows Road NE
Redmond, Washington  98052

         RE:      MERGER OF WHOLLY-OWNED SUBSIDIARY OF AEGEAN SEA, INC. INTO
                  APEX, INC.

Ladies and Gentlemen:

         We have acted as counsel to Apex, Inc. in connection with the Agreement and Plan of Reorganization (the "Reorganization Agreement") made and entered into as of March 7, 2000, among Apex, Aegean Sea, Inc. ("Newco") and Cybex Computer Products Corporation. Pursuant to the Reorganization Agreement, Newco will acquire all of the stock of Apex and Cybex by means of mergers of wholly-owned subsidiaries of Newco into each corporation. The Registration Statement of Newco on Form S-4 describes the mergers. We are providing this opinion pursuant to the requirements of Item 21(a) of the Form S-4 under the Securities Act of 1933 (the "1933 Act").

         We have examined and are familiar with the Reorganization Agreement, the Registration Statement, and those other documents, records, and legal authorities that we have considered appropriate for providing this opinion. We have assumed that the merger to which Apex will be a party (the "Apex Merger") will occur in accordance with the Reorganization Agreement and as described in the joint Proxy Statement/Prospectus of Apex and Cybex included in the Registration Statement. We have also assumed that the representations and warranties made by Apex in the Reorganization Agreement and the representations in letters provided to us by Apex and Newco are true and accurate. Finally, we have assumed that any representation or statement made to a person's best knowledge or belief, or subject to a similar qualification, is correct without regard to the qualification.

         Based on and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption "Material United States federal income tax considerations of the merger," subject to the limitations and qualification described in that discussion, sets forth the material U.S. federal income tax considerations generally applicable to the Apex Merger. Because we are delivering this opinion before the effective time of the Apex Merger, the opinion must be considered prospective and dependent on future events. Changes in the law could occur that would affect the U.S. federal income tax consequences of the Apex Merger. Moreover, while our opinion reflects our best judgment regarding the application of the U.S. federal income tax laws, it is not binding on the Internal Revenue Service, which could take positions contrary to the description of the tax consequences of the Apex Merger provided in the Registration Statement.


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Apex, Inc.
May 26, 2000
Page 2


         We are providing this opinion solely for use in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Apex Merger. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the 1933 Act, or that we are "experts," as that term is used in the 1933 Act, or the rules and regulations of the Securities and Exchange Commission under the 1933 Act.

                                                Sincerely,

                                                WILSON SONSINI GOODRICH & ROSATI
                                                Professional Corporation